UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):

March 11, 2010 (March 5, 2010)
HOLLY ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
100 Crescent Court, Suite 1600, Dallas, Texas 75201-6915
(Address of Principal Executive Offices)
(214) 871-3555
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 5, 2010, Holly Energy Partners, L.P. (the “Partnership”) and its wholly owned subsidiary Holly Energy Finance Corp. (the “Co-Issuer” and together with the Partnership, the “Issuers”) and certain of the Partnership’s existing subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with UBS Securities LLC, as representative of the initial purchasers named therein (the “Initial Purchasers”), by which the Partnership and the Co-Issuer agreed to issue and sell, and the Initial Purchasers agreed to purchase, $150 million aggregate principal amount of 8.25% Senior Notes due 2018 (the “Notes”) in accordance with a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The sale of the Notes was completed on March 10, 2010. The Partnership estimates receiving net proceeds of approximately $146.9 million from this offering after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses. The Partnership intends to use approximately $93.0 million of the net proceeds from the offering to acquire petroleum storage tanks with 2 million barrels of capacity and certain rail loading rack facilities at Holly Corporation’s Tulsa refinery and an asphalt truck loading rack and terminal building at Holly Corporation’s Lovington, New Mexico refinery from Holly Corporation. The remaining proceeds will be used to repay indebtedness under its revolving credit agreement and for general partnership purposes. If the acquisition does not close, the Partnership intends to use the portion of the net proceeds that would have otherwise been used for the acquisition to repay additional indebtedness under its revolving credit agreement and for general partnership purposes, including working capital, capital expenditures and possible future acquisitions.
     The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Partnership, Co-Issuer and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities.
     The Notes were issued under and are governed by an indenture dated March 10, 2010 (the “Indenture”), between the Issuers, U.S. Bank National Association, as trustee (“Trustee”), and the Guarantors. The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Issuers’ unrestricted affiliates, and limitations on asset sales. On or after March 15, 2014, the Issuers may on any one or more occasions redeem some or all of the Notes at a purchase price equal to 104.125% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, if any, such optional redemption prices decreasing to 102.063% on or after March 15, 2015, and 100.000% on or after March 15, 2016. Prior to March 15, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at 108.250% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date, if any; provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their affiliates) and the redemption occurs within 90 days of the date of the closing of such equity offering. Prior to March 15, 2014, the Issuers may redeem some or all of the Notes at a make-whole price plus accrued and unpaid interest to the redemption date, if any. If a change of control occurs, the holders of the Notes may require the Issuers to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, if any.
     The Notes are senior unsecured obligations of the Issuers and will rank equally in right of payment with all of the Issuers’ existing and future senior debt and senior to any future indebtedness of the Issuers that expressly provides for subordination to the Notes. The Notes are guaranteed on a senior unsecured basis by the Guarantors. The guarantees will rank equally in right of payment with all of the existing and future senior debt of the Guarantors and senior to any future indebtedness of the Guarantors that expressly provides for subordination to the guarantees. The Notes and guarantees are effectively subordinated to any secured debt, to the extent of the assets securing such debt, including indebtedness under the Partnership’s senior secured credit agreement.
     A copy of the Purchase Agreement is filed herewith as Exhibit 10.1. A copy of the Indenture, which includes the form of the certificate for the Notes, is filed herewith as Exhibit 4.1. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Please see the information set forth in Item 1.01 above, which is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d)       Exhibits

Exhibit No.	Description
4.1	Indenture dated March 10, 2010, among Holly Energy Partners, L.P., Holly Energy Finance Corp. and each of the guarantors party thereto and U.S. Bank National Association

10.1	Purchase Agreement, dated March 5, 2010, among Holly Energy Partners, L.P., Holly Energy Finance Corp., and each of the guarantors party thereto and UBS Securities LLC

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.
By:	HEP Logistics Holdings, L.P., its General Partner

By:	Holly Logistic Services, L.L.C., its General Partner

By:	/s/ Bruce R. Shaw
	Name:	Bruce R. Shaw
	Title:	Senior Vice President and Chief Financial Officer

Date: March 11, 2010

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture dated March 10, 2010, among Holly Energy Partners, L.P., Holly Energy Finance Corp. and each of the guarantors party thereto and U.S. Bank National Association

10.1	Purchase Agreement, dated March 5, 2010, among Holly Energy Partners, L.P., Holly Energy Finance Corp., and each of the guarantors party thereto and UBS Securities LLC